Exhibit 10.17

Wagner Regulatory Associates, Inc.
Agreement for Services

Client’s Name:                                                                                Pimi Marion Holdings Ltd.

Contact person:                                                       r. Youval Saly and/or Mr. Nimrod Ben Yehuda

Contact person’s email and telephone:                                       972-72-211-6144

Client’s physical address:                                                             Kibutz Alonim, POBox 117
           30049 Hutzot Alonim, Israel

1. Description of services to be provided to PIMI MARION:  Wagner Regulatory Associates, Inc. (“WRA”) a Delaware corporation, located at 7460 Lancaster Pike, Suite #9,  Hockessin, Delaware 19707, will provide technical and regulatory services for projects and tasks as assigned by PIMI MARION.

2. Term of Agreement.  It is agreed that WRA will provide technical and regulatory services to PIMI MARION from the date of execution of this agreement and shall continue thereafter until terminated by either party upon thirty days prior written notice to the other party.  If PIMI MARION elects to terminate this Agreement, PIMI MARION shall pay WRA for all work performed to date unless such decision to terminate is founded upon WRA negligence, willful misconduct or material breach of this Agreement.

3. Compensation and Expenses:

(a) WRA agrees to provide technical and regulatory services to PIMI MARION.  In return for such services PIMI MARION agrees to compensate WRA on a project fee basis.  The fee basis and amount of fees are as provided in the Addendum no. 1 to this agreement.

(b) WRA fees and rates do not include reimbursable expenses. When business travel is authorized by PIMI MARION, reimbursable travel expenses shall include reasonable coach class airline, train, and car rental costs, reasonable hotel and meal costs, and such other reasonable and necessary travel expenses.  For other incidental expenses, such as long distance telephone, mailing costs, photocopying costs, and fee-based internet database searches, PIMI MARION shall reimburse WRA at its cost, upon submission to PIMI MARION of receipts evidencing such expenditures.

(c)  WRA fees and rates do not include governmental licensing fees.  When licensing fees are required to carry out PIMI MARION registration projects, WRA will notify PIMI MARION of such fees in advance so that the required monetary funds can be deposited by bank wire transfer into the WRA bank account.  Upon receipt of these funds WRA will then pay the required governmental licensing fees as required by government authorities and as authorized by PIMI MARION.

4. Work-Product Ownership and Use.

All written work, research and other written materials generated pursuant to this Agreement shall be the sole and exclusive property of PIMI MARION, and WRA shall not use or disclose nor enable the use or disclosure of such materials for any purpose without the specific, written preauthorization of PIMI MARION.

5. Payment terms:

WRA shall provide invoices to PIMI MARION which describe in detail the services provided with the associated fees and expenditures as provided for in Addendum no. 1 to this agreement.  PIMI MARION agrees to pay WRA 50% of the total project fees described in Addendum no. 1 to this agreement at the initiation of the project which is authorized by PIMI MARION.  The remainder of the fees will be invoiced to PIMI MARION at completion of each task and PIMI MARION will submit payment to WRA with terms net 30 days.  WRA invoices will be delivered to PIMI MARION in electronic format by email.  All payments to WRA will be by bank wire transfer to WRA’s designated bank account in US dollars ($).  WRA will confirm receipt of all payments by PIMI MARION.

Wagner Regulatory Associates, Inc.
Agreement for Services

6.  Additional terms and conditions:

(a) Independent Firm. It is understood that WRA is an independent firm, and is not an agent, employee, legal representative, or partner of PIMI MARION. As an independent firm, WRA is solely responsible for determining the means and methods for performing the work under this Agreement in accordance with the terms of this agreement. WRA will determine the time, place, and manner of performance of the work in accordance with the terms of this Agreement.

(b) Hold Harmless. It is agreed that PIMI MARION shall hold WRA harmless against any liability for personal injury, property damage, or monetary losses arising from WRA’s work under this Agreement, except to the extent that any such injury, damage, or losses is due to the negligence or willful misconduct of WRA.

7.  Miscellaneous. This Agreement and all duly executed Addendums represents the entire agreement on this subject between the parties to it. There are no oral or written promises, terms, conditions, or obligations other than those contained in this Agreement. This Agreement supersedes all previous communications, representations or agreements, either oral or written, between the parties to it on the subject matter of this Agreement. This agreement may be amended only by a written addendum signed by WRA and PIMI MARION.  This Agreement may be executed in multiple counterparts, which together shall constitute but one original.

For:    PIMI MARION HOLDINGS, LTD.
By: /s/ Eitan Shmuli, Director
Signed: Eitan Shmuli, Director
Title:Director
Date: 9th Sptember 2009

For:    WAGNOR REGULATORY ASSOCIATES, INC.
By: James W. Wagnor
Regulatory Director

Addendum No. 1

This document represents an addendum to the Agreement for Services contract between WRA and PIMI MARION and covers all work initiated during the period of September 2008 through September 2009.

Scope of Work:

The Pimi Marion product contains hydrogen peroxide active ingredient.  It also contains silver nitrate and phosphoric acid co-formulants (inerts).  This product will be produced using an EPA registered source of hydrogen peroxide.  This product’s label will specify those uses and claims to include treatment of potatoes in storage to inhibit sprouting and for treatment of fruits and vegetables post-harvest to provide bactericide and fungicide effects.  Pimi Marion seeks EPA FIFRA Section 3 'me-too' registration of the product.  Silver nitrate is not currently approved by US EPA for use as an inert ingredient applied post-harvest to food.  A separate clearance must be obtained from EPA for silver nitrate.

1.
WRA to arrange pre-registration conference with US EPA, in Washington, DC to (a) confirm data requirements for the Pimi Marion product containing hydrogen peroxide (b) what data is needed (if any) for silver nitrate and (c) EPA timelines.

WRA charges:  $1200 plus travel expenses of approximately $500.

2.
WRA to prepare registration dossier and submit to US EPA to obtain approval for Pimi Marion product containing hydrogen peroxide as active ingredient and silver and phosphoric acid as co-formulants (inerts).  Product will use registered source of hydrogen peroxide.  Product will be labeled for inhibition of sprouting in stored potatoes and bactericide/fungicide for post-harvest treatment of fruits and vegetables.  Pimi Marion to provide WRA with reports of data required by EPA, generated to GLP and acceptable to EPA, for acute toxicity, physical & chemical properties of the product and non-GLP description of the manufacturing process and formulation process of the product.  If required by EPA, PIMI MARION will provide WRA with reports of efficacy data acceptable to EPA.

WRA charges: $5,250

3.
WRA to prepare and submit a petition for exemption of silver nitrate from the requirement of a tolerance for residues which may occur on potatoes, fruits, and vegetables.  WRA will obtain and use toxicity data for silver nitrate obtained from publicly available sources of scientific literature to support this petition.  Pimi Marion will provide to WRA report(s) of data, acceptable to EPA, showing the residue concentration of silver nitrate remaining on potatoes, fruits and vegetables after treatment with this product.

WRA charges:  $8,250

4.	WRA to prepare and submit registration dossiers in all states including California.

      WRA charges:  $2,750

5.	WRA to prepare and submit registration dossiers in all states except for California.

WRA charges:  $2,250

The terms of Addendum No. 1 accepted and approved:

For:    PIMI MARION HOLDINGS, LTD.
By: /s/ Eitan Shmuli, Director
Signed: Eitan Shmuli, Director
Title:Director
Date: 9th Sptember 2009